Exhibit 99.12

2 Avenue de Lafayette Boston, MA 02111

I’m pleased to share some exciting news about the future of Carbonite. Carbonite and OpenText announced they have entered into a definitive agreement under which OpenText will acquire Carbonite. We are confident that this transaction supports our mission to make cyber resiliency simple, reliable and accessible in the connected world. A link to our press release is available here.

Joining forces with OpenText is an exciting next step for Carbonite. It enables us to continue providing robust data protection platforms and cybersecurity solutions to more businesses around the world and allows us to strengthen our offerings and global footprint, which will enhance the services we can provide to our loyal customers and partners.

If you’re not familiar with OpenText, they are the global leader in Enterprise Information Management with a strong roster of services and customer channels that are complementary to ours. For example, OpenText’s products and solutions businesses, like EnCase, Hightail, Core and Easylink, complement Carbonite and Webroot well. As we look toward our future as part of OpenText, we remain committed to our customers, partners, and the products that you know and love, and are confident that Carbonite is well positioned to continue to grow and succeed under OpenText’s ownership and guidance.

While we look forward to executing on the benefits of our combination with OpenText, it’s important for you to know that until the transaction closes, it is business as usual. Today’s announcement is just the first step in the transaction process. Until closing, we will continue to operate as separate companies, and there will be no immediate changes to the way we serve you. Your customer support contact remains the same and are available to support you, as always.

Following the close of the transaction, we will have more information to share about the ways we’ll leverage the enhanced resources and scale of OpenText to provide enhanced service and solutions to you. In the meantime, please don’t hesitate to reach out to your existing point of contact with any questions.

We want to thank you for being a loyal partner and advocate. Your trust in us is what drives the team to continue to innovate and help you tackle the challenges you face day-to-day. We look forward to our continued partnership.

Sincerely,

Craig Stilwell

Chief Revenue Officer, Carbonite

2 Avenue de Lafayette Boston, MA 02111

Notice to Investors and Security Holders

The offer referred to in this email communication has not yet commenced. The description contained in this email communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that OpenText and Merger Sub will file with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of Carbonite common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the offer is commenced, OpenText and Merger Sub will file a tender offer statement on Schedule TO and thereafter Carbonite will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting OpenText or Carbonite. Copies of the documents filed with the SEC by Carbonite will be available free of charge on Carbonite’s internet website at https://investor.carbonite.com or by contacting Carbonite’s Investor Relations Department at (617) 587-1102. Copies of the documents filed with the SEC by OpenText will be available free of charge on OpenText’s internet website at https://investors.opentext.com or by contacting OpenText’s Investor Relations Department at (415) 963-0825.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, Carbonite and OpenText will each file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by OpenText or Carbonite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Carbonite’s and OpenText’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

The information contained in this email communication is as of November 12, 2019. Carbonite assumes no obligation to update forward-looking statements contained in this email communication as the result of new information or future events or developments.

This email communication contains forward-looking information related to Carbonite, OpenText and the proposed acquisition of Carbonite by OpenText that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, Carbonite’s and OpenText’s plans, objectives, expectations and intentions, the anticipated timing of closing of the proposed acquisition and expected plans for financing the proposed acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Carbonite’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits and accretion from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; Carbonite’s ability to integrate the Webroot acquisition and achieve the expected benefits of such acquisition; Carbonite’s ability to profitably attract new customers and retain existing customers; Carbonite’s dependence on the market for cloud backup services, and its ability to manage growth, changes in economic or regulatory conditions or other trends affecting the Internet and the information technology industry; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; and changes in tax and other laws, regulations, rates and policies.

A further description of risks and uncertainties relating to Carbonite can be found in the Carbonite Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and www.carbonite.com.